                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. 1) (1)



                              PHARMACYCLICS, INC.
                   -----------------------------------------
                               (Name of Issuer)




                                  COMMON STOCK
                   -----------------------------------------
                        (Title of Class of Securities)




                                  716933 10 6
                   -----------------------------------------
                                (CUSIP Number)




                        (CONTINUED ON FOLLOWING PAGE(S))

                              (Page 1 of 10 Pages)



(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.     716933 10 6            13G                      PAGE 2 OF 10 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
             Richard A. Miller
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                               220,000 shares of Common Stock issuable upon
                               exercise of stock options
     NUMBER OF        ----------------------------------------------------------
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY               305,676 shares, includes 279,008 shares held
      OWNED BY                 directly by the Miller-Horning Family Trust of
        EACH                   which Richard A. Miller and Sandra J. Horning
     REPORTING                 are the sole Trustees
       PERSON         ----------------------------------------------------------
        WITH          7   SOLE DISPOSITIVE POWER
                               220,000 shares of Common Stock issuable upon
                               exercise of stock options
                      ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                                305,676 shares, includes 279,008 shares held
                                directly by the Miller-Horning Family Trust of which Richard A. Miller and Sandra J. Horning are the sole Trustees
--------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          220,000 shares of Common Stock issuable upon exercise of stock options
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          2.35% as of December 31, 1996
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.     716933 10 6              13G                    PAGE 3 OF 10 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Miller-Horning Family Trust
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER
     NUMBER OF                279,008 shares of Common Stock of which Richard
      SHARES                  A. Miller and Sandra J. Horning are the sole
    BENEFICIALLY              Trustees and may be deemed to have shared
      OWNED BY                power to vote the shares
        EACH         ----------------------------------------------------------
      REPORTING      6   SHARED VOTING POWER
       PERSON                See response to row 5
        WITH         ----------------------------------------------------------
                     7   SOLE DISPOSITIVE POWER
                               279,008 shares of Common Stock of which Richard
                               A. Miller and Sandra J. Horning are the sole
                               Trustees and may be deemed to have shared power to vote the shares
                     ----------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER
                               See response to row 7
--------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          279,008 shares of Common Stock
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          2.98% as of December 31, 1996
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
          00
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.     716933 10 6             13G                     PAGE 4 OF 10 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Jordon Andrew Miller Trust
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
     NUMBER OF                13,334 shares of Common Stock of which Michael J.
      SHARES                  Miller is the sole Trustee and may be deemed to
    BENEFICIALLY              have individual power to vote the shares
      OWNED BY
        EACH         ----------------------------------------------------------
      REPORTING       6   SHARED VOTING POWER
       PERSON                See response to row 5
        WITH         ----------------------------------------------------------
                      7   SOLE DISPOSITIVE POWER
                               13,334 shares of Common Stock of which Michael
                               J. Miller is the sole Trustee and may be deemed to have individual power to vote the shares
                      ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                               See response to row 7
--------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          13,334 shares of Common Stock
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.15% as of December 31, 1996
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
          OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.     716933 10 6             13G                     PAGE 5 OF 10 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Jared David Miller Trust
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER
     NUMBER OF               13,334 shares of Common Stock of which Michael J.
      SHARES                 Miller is the sole Trustee and may be deemed to
    BENEFICIALLY             have individual power to vote the shares
      OWNED BY
        EACH         ----------------------------------------------------------
      REPORTING      6   SHARED VOTING POWER
       PERSON                See response to row 5
        WITH         ----------------------------------------------------------
                     7   SOLE DISPOSITIVE POWER
                             13,334 shares of Common Stock of which Michael
                             J. Miller is the sole Trustee and may be deemed
                             to have individual power to vote the shares
                     ----------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER
                             See response to row 7
--------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          13,334 shares of Common Stock
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.15% as of December 31, 1996
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
          OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.     716933 10 6             13G                     PAGE 6 OF 10 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Sandra J. Horning
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
     NUMBER OF                0 shares of Common Stock
      SHARES         ---------------------------------------------------------
     BENEFICIALLY     6   SHARED VOTING POWER
      OWNED BY                279,008 shares held directly by the Miller-Horning
       EACH                   Family Trust of which Sandra J. Horning is one of
     REPORTING                of the sole Trustees
      PERSON         ----------------------------------------------------------
       WITH           7   SOLE DISPOSITIVE POWER
                               0 shares
                      ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                               279,008 shares held directly by the Miller-
                               Horning Family Trust of which Sandra J. Horning is one of the sole Trustees
--------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0 shares of Common Stock
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0% as of December 31, 1996
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 716933 10 6                 13G                     Page 7 of 10 Pages



ITEM 1(a)    Name of Issuer:

             Pharmacyclics, Inc.

ITEM 1(b)    Address of Issuer's Principal Executive Offices:

             995 East Arques Avenue
             Sunnyvale, CA 94086

ITEM 2(a)    Name of Person Filing:

             This statement is filed by Richard A. Miller(2), Sandra J. Horning, Miller-Horning Family Trust, Jordan Andrew Miller Trust and
             Jared David Miller Trust sometimes collectively referred to as the "Reporting Persons."

             The Reporting Persons may be deemed to be a "group" for the purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 and the rules thereunder (the "Act"), although each expressly disclaims any assertion or presumption that it or any of the other persons on whose behalf this statement is filed constitutes a "group." The filing of this Statement and the Agreement attached as Exhibit 1 hereto should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.

ITEM 2(b)    Address of Principal Business Office or, if none, Residence:

             995 East Arques Avenue
             Sunnyvale, CA 94086

ITEM 2(c)    Citizenship:

             United States



(2) Dr. Miller is the President and Chief Executive Officer of Issuer.

CUSIP NO. 716933 10 6                 13G                     Page 8 of 10 Pages



ITEM 2(d)    Title of Class of Securities:

             Common Stock

ITEM 2(e)    CUSIP Number:

             716933 10 6

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

             Not Applicable

ITEM 4.      Ownership.

             (a) Amount Beneficially Owned: See Row 9 of cover page for each individual or entity.

             (b) Percent of Class: See Row 11 of cover page for each individual or entity.

             (c)    Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote: See Row 5 of cover page for each individual or entity.

                    (ii) shared power to vote or to direct the vote: See Row 6 of cover page for each individual or entity.

                    (iii) sole power to dispose or to direct the disposition
                          of: See Row 7 of cover page for each individual or entity.

                    (iv) shared power to dispose or to direct the disposition of: See Row 8 of cover page for each individual or entity.

CUSIP NO. 716933 10 6                 13G                     Page 9 of 10 Pages



ITEM 5.      Ownership of Five Percent or Less of a Class.

             Not Applicable

ITEM 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not Applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not Applicable

ITEM 8.      Identification and Classification of Members of the Group

             The Reporting Person may be deemed to be a "group" for the purposes of Section 13(d) and 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other persons on whose behalf this statement is filed constitutes a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.

ITEM 9.      Notice of Dissolution of Group.

             Not Applicable.

ITEM 10.     Certification.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP NO. 716933 10 6                 13G                    Page 10 of 10 Pages

                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 5, 1997

                                                /s/ RICHARD A. MILLER
                                                ---------------------
                                                Richard A. Miller


                                                /s/ SANDRA J. HORNING
                                                ---------------------
                                                Sandra J. Horning


                                                MILLER-HORNING FAMILY TRUST

                                                By: /s/ RICHARD A. MILLER
                                                    ---------------------
                                                Title: Trustee
                                                       ------------------


                                                JORDAN ANDREW MILLER TRUST

                                                By: /s/ MICHAEL J. MILLER
                                                    ---------------------
                                                Title: TTEE
                                                       ------------------


                                                JARED DAVID MILLER TRUST

                                                By: /s/ MICHAEL J. MILLER
                                                    ---------------------
                                                Title: TTEE
                                                       ------------------

                                   Exhibit 1

                       AGREEMENT RELATING TO JOINT FILING
                                OF SCHEDULE 13G


        The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Pharmacyclics, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 5, 1997

                                                /s/ RICHARD A. MILLER
                                                ---------------------
                                                Richard A. Miller


                                                /s/ SANDRA J. HORNING
                                                ---------------------
                                                Sandra J. Horning


                                                MILLER-HORNING FAMILY TRUST

                                                By: /s/ RICHARD A. MILLER
                                                    ---------------------
                                                Title: Trustee
                                                       ------------------


                                                JORDAN ANDREW MILLER TRUST

                                                By: /s/ MICHAEL J. MILLER
                                                    ---------------------
                                                Title: TTEE
                                                       ------------------


                                                JARED DAVID MILLER TRUST

                                                By: /s/ MICHAEL J. MILLER
                                                    ---------------------
                                                Title: TTEE
                                                       ------------------